Exhibit 5

September 25, 2007

Board of Directors
Home Federal Bancorp, Inc.
500 12th Avenue South
Nampa, Idaho 83653

RE:	Home Federal Bancorp, Inc.

Registration Statement on Form S-4

To the Board of Directors:

          You have requested our opinion as special counsel for Home Federal Bancorp, Inc. (the “Company”), a Maryland corporation, in connection with the above-referenced registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

          In rendering this opinion, we understand that the common stock of the Company will be offered and sold in the manner described in the Proxy Statement/Prospectus, which is part of the Registration Statement.  We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

          Based upon the foregoing, it is our opinion that the shares of common stock of the Company will upon issuance be legally issued, fully paid and nonassessable.

          This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal and Tax Opinions.”

Very truly yours,

/s/Breyer & Associates PC

BREYER & ASSOCIATES PC